Exhibit 99.1

[EXCO Letterhead]

EXCO RESOURCES ANNOUNCES THAT ITS BOARD OF DIRECTORS
HAS APPROVED THE SALE OF ITS CANADIAN SUBSIDIARY

DALLAS, TEXAS, January 18, 2005…EXCO Resources, Inc. (EXCO) today announced that its Board of Directors has approved the sale of Addison Energy Inc., EXCO’s Calgary-based operating subsidiary, to NAL Oil and Gas Trust for an aggregate cash purchase price of Cdn $550.0 million (U.S. $451.7 million as of January 17, 2005), subject to adjustment for repayment of outstanding indebtedness and other adjustments.  The transaction includes conditions to closing, covenants, indemnities and other terms customary for a transaction of this type.  EXCO expects the transaction to close in the first quarter of 2005.

According to Douglas H. Miller, EXCO’s Chairman and Chief Executive Officer, “Our agreement to sell Addison represents another milestone for EXCO and the completion of the sale will allow us to focus our resources and capital on our core U.S. properties as well as future acquisition and development opportunities.  This opportunity and the significant growth of Addison are the direct result of the quality management team, employees and contractors who work for Addison.  We have had a great working relationship with the Addison team and appreciate their efforts in making Addison such a successful part of the EXCO organization.”

EXCO Resources, Inc. is a privately-held oil and gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Colorado, Ohio, Pennsylvania, West Virginia and Alberta, Canada.

Additional information about EXCO Resources, Inc. may be obtained by contacting the Company’s President, Ted Eubank, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084.

This release may contain forward-looking statements relating to the sale of Addison Energy Inc.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects”, “anticipates”, “intends”, “plans”, “could”, “might”, “believes”, “seeks”, “estimates” or similar expressions.  In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by EXCO’s management, are also forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about EXCO, economic and market factors and the industries in which EXCO does business, among other things.  These statements are not guarantees of future performance and EXCO undertakes no specific obligation or intention to update these statements after the date of this release.

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